AMENDMENT NUMBER 7 TO
                      TRANSFER AND ADMINISTRATION AGREEMENT


         AMENDMENT NUMBER 7 TO TRANSFER AND ADMINISTRATION AGREEMENT (this "Amendment"), dated as of March 31, 1997 between UNION ACCEPTANCE FUNDING CORPORATION, a Delaware corporation, as transferor (in such capacity, the "Transferor"), UNION ACCEPTANCE CORPORATION, an Indiana corporation, as collection agent (in such capacity, the "Collection Agent"), and ENTERPRISE FUNDING CORPORATION, a Delaware corporation (the "Company") amending that certain Transfer and Administration Agreement dated as of June 27, 1995, as amended as of September 8, 1995, September 29, 1995, March 1, 1996, September 5, 1996, October 31, 1996 and December 23, 1996 (the "Transfer and Administration Agreement").

         WHEREAS, the Transferor and the Company have agreed to make certain amendments to the Transfer and Administration Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

         SECTION 1. Defined Terms. As used in this Amendment and except as otherwise provided in this Section 1, capitalized terms shall have the same meanings assigned thereto in the Transfer and Administration Agreement:

         (a) Section 1.1 of the Transfer and Administration Agreement is hereby amended by the addition of the following definition in the appropriate alphabetic location:

                  "Actual Aggregate Securitized Pool Loss Amount" shall mean, calculated as of the most recent Settlement Period, the sum of the Actual Net Losses to Date for all Securitized Pools.

                  "Aggregate  Securitized  Pool  Maximum  Expected  Loss Amount"
         shall mean, calculated as of the most recent Settlement Period, the sum of the Securitized Pool Maximum Expected Loss Amounts for all Securitized Pools.

                  "Cut-off Date" shall mean, for each UAC Pool, the Cut-Off-Date as defined in the prospectus supplement relating to such UAC Pool.

                  "Enhancement Calculation Side Letter" shall mean that certain letter dated as of March 31, 1997 among the Transferor, the Collection Agent and the Company describing the means by which the Liquidated Pool Life Percentage and Exhibit D will be amended when each UAC Pool becomes a Liquidated Pool.

                  "Expected Loss Projection Percentage" shall mean (i) the Loss Percentage multiplied by (ii) 4.0%.


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                  "Investment  Grade Rating" shall mean a rating of at least BBB by Standard and Poor's, Fitch and/or Duff & Phelps, and/or Baa by Moody's.

                  "Liquidated Pool" shall mean a UAC Pool which has been completely liquidated.

                  "Liquidated  Pool  Life  Percentage"  shall  mean,  initially,
         77.37%,   and  will  be  adjusted  as  described  in  the   Enhancement
         Calculation Side Letter as each UAC Pool becomes a Liquidated Pool.

                  "Loss Percentage" or " Loss %" shall mean, on any date of determination, the percentage equivalent of the fraction the numerator of which is equal to the Actual Aggregate Securitized Pool Loss Amount and the denominator of which is equal to the Aggregate Securitized Pool Maximum Expected Loss Amount.

                  "Percentage of Expected Life" shall mean for any UAC Pool the percentage obtained by dividing (i) the current number of months since the Cut-Off Date applicable to such pool by (ii) the Securitized Pool Expected Life.

                  "Securitized Pool Expected Life" shall mean the number of months (rounded to two decimal places) achieved by multiplying (i) the Liquidated Pool Life Percentage by (ii) the weighted average remaining term for such Securitized Pool as of its Cut-off Date.

                  "Securitized Pool Expected Losses Experienced Percentage" shall mean, for each Securitized Pool, the percentage set forth on Exhibit D attached hereto opposite the Percentage of Expected Life (rounded to the next highest whole percentage) since the Cut-Off Date applicable to such Securitized Pool. Notwithstanding anything herein to the contrary, Exhibit D will be amended from time to time by the Company as each UAC Pool becomes a Liquidated Pool, in order to incorporate the timing of losses experienced by such Liquidated Pool provided that such revised Exhibit shall be derived in the manner described in the Enhancement Calculation Side Letter.

                  "Securitized Pool Maximum Expected Loss Amount" shall mean, for each Securitized Pool and calculated as of the most recent Settlement Period, (i) the Securitized Pool Maximum Losses Experienced Percentage applicable to such Securitized Pool multiplied by (ii) the aggregate Outstanding Balance of the Receivables on the Cut-Off Date applicable to such Securitized Pool.

                  "Securitized Pool Maximum Losses Experienced Percentage" shall mean, for each Securitized Pool and calculated as of the most recent Settlement Period, (i) the Securitized Pool Expected Losses Experienced Percentage applicable to such Securitized Pool multiplied by (ii) 4.0%.

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                  "UAC Pool"  shall mean each pool of  receivables  directly  or indirectly transferred by UAFC or UAC to a securitization vehicle in a structured finance transaction involving prime automobile installment sales contracts and installment notes and security agreements, similar to the Contracts, beginning with and including the pool of receivables securitized in connection with the UFSB 91B Auto Trust.

         (b) The definition of "Transfer Percentage" is hereby deleted and replaced with the following:

                  "Transfer Percentage" shall mean, on any date of determination, the percentage equal to (rounded to the nearest whole percentage) (i) 100% minus (ii) the product of (a) the Expected Loss Projection Percentage and (b) 1.75 minus (iii) the amount available to be withdrawn from the Reserve Account as of the last day of the most recent Settlement Period expressed as a percentage of the Maximum Net Investment minus (iv) in the case of any Contract(s) which upon origination provided for more than 72 monthly payments, 8.0%, provided, that in the event that the Transferor shall have failed to cause a Take-Out to occur at least once in the sixteen (16) consecutive calendar week period (or such longer period as agreed to by the Transferor and the Company) immediately preceding such date of determination, the Transfer Percentage shall, until the Prefunding Date occurring after the next occurring Take-Out, equal the lesser of (x) the Transfer Percentage described above and (y) 92%, in respect of Contracts which upon origination provided for 72 monthly payments or less and 84% in respect of Contracts which upon origination provided for more than 72 monthly payments; provided further that in no case will (i) 100% minus the Transfer Percentage plus the Reserve Account expressed as a percentage of the Maximum Net Investment (after giving effect to any withdrawal therefrom on such date of determination) be less than (ii) the enhancement required for the most recent securitized pool to achieve an Investment Grade Rating.

         (c) The following  definitions  are hereby  deleted in their  entirety:
"Actual Loss Percentage", "Maximum Net Loss", and "Maximum Net Loss Percentage."

         SECTION 2. Section 7.1(1) of the Transfer Agreement is hereby deleted and replaced with the following:

                  (i) the Transfer Percentage is less than 80% for Contracts which upon origination provided for 72 monthly payments or less at the end of any Settlement Period.

         SECTION 3. Exhibits. Exhibit A to the Transfer and Administration Agreement is hereby deleted and replaced with "Reserved and Exhibit D thereto is hereby deleted and replaced with Exhibit D attached hereto.


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         SECTION  4.  Limited   Scope.   This   amendment  is  specific  to  the
circumstances  described above and does not imply any future amendment or waiver
of  rights   allocated  to  the  Company,   the  Transferor,   Union  Acceptance
Corporation, the Collection Agent, the Administrative Agent or the Collateral Agent under the Transfer and Administration Agreement.

         SECTION 5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         SECTION 6. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 7. Ratification. Except as expressly affected by the provisions hereof, the Transfer and Administration Agreement as amended shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Transfer and Administration Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Transfer and Administration Agreement as amended by this Amendment.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]



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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment Number 7 as of the date first written above.

                                     ENTERPRISE FUNDING CORPORATION,
                                               as Company


                                       By: /s/ K. Carter Harris
                                      Name: K. Carter Harris
                                     Title: Vice President


                                       UNION ACCEPTANCE FUNDING CORPORATION
                                                as Transferor


                                       By: /s/ Melanie S. Otto
                                          Name:        Melanie S. Otto
                                          Title:       Assistant Secretary


                                       UNION ACCEPTANCE CORPORATION
                                            as Collection Agent


                                       By: /s/ Rick Brown
                                          Name:    Rick Brown
                                          Title:   Vice President and
                                                   Chief Financial Officer



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

Union Acceptance Funding Corporation
Union Acceptance Corporation
March 31, 1997
Page 1



                                 March 31, 1997




Union Acceptance Funding Corporation
250 North Shadeland Avenue
Indianapolis, IN 46219

Union Acceptance Corporation
250 North Shadeland Avenue
Indianapolis, IN 46219

         Re: Enhancement Calculations for the UAFC Enterprise Funding $350 Million Warehouse Facility

Ladies and Gentlemen:

This letter will establish the guidelines by which the definition of Liquidated Pool Life Percentage and Exhibit D to the Transfer and Administration Agreement will be adjusted when each UAC Pool becomes a Liquidated Pool. Capitalized terms used herein but not defined shall have the meaning specified in the Transfer and Administration Agreement, dated as of June 27, 1995, as amended as of September 8, 1995, September 29, 1995, March 1, 1996, September 5, 1996, October 31, 1996,
December 23, 1996 and March 31, 1997 (the "Transfer and Administration Agreement"), among the Company, the Transferor and the Collection Agent.

When any UAC Pool becomes a Liquidated Pool, the following calculations will be made to revise the definition of Liquidated Pool Life Percentage and Exhibit D.

1. Liquidated Pool Life Percentage - shall mean the percentage (rounded to the nearest one hundredth of one percent) obtained from the average of the Actual Life Percentages for each Liquidated Pool. For the purposes of this definition, the Actual Life Percentage for any Liquidated Pool will be equal to the percentage obtained from the ratio of (i) the number of months from the Cut-Off Date through final liquidation of the Liquidated Pool to (ii) the weighted average remaining term for such pool as of the related Cut-Off Date.

2. Exhibit D - the Average Loss Curve in Exhibit D will be revised to incorporate the historical performance of each Liquidated Pool. The revised Average Loss Curve will be determined as the average of each Liquidated Pool's loss curve.

Union Acceptance Funding Corporation
Union Acceptance Corporation
March 31, 1997
Page 2



         This letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one letter.

Sincerely,



 /s/ K. Carter Harris
By:  Enterprise Funding Corporation

Agreed and accepted as of the date first above written:

Union Acceptance Corporation

By: /s/ Rick A. Brown
Name: Rick A. Brown
Title: Vice President, Treasurer and CFO


Union Acceptance Funding Corporation

By: /s/ Melanie S. Otto
Name: Melanie S. Otto
Title: Vice President